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                          Independent Auditors' Consent


The Board of Directors
FFTW Funds, Inc.:



We consent to the use of our report incorporated by reference herein and dated February 27, 2002 with respect to the statements of assets and liabilities of FFTW Funds, Inc. (comprising U.S. Short-Term, Limited Duration, Inflation-Index Hedged, Mortgage-Backed, Global Tactical Exposure, Worldwide, Worldwide-Core Hedged, International, and Emerging Markets Portfolios), including the schedules of investments, as of December 31, 2001, and the related statements of operations for the year then ended and the the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the three years in the period then ended. The financial highlights for each of the years in the two-year period ended December 31, 1998 were audited by other auditors whose report thereon dated February 22, 1999, expressed an unqualified opinion on those financial highlights.

We also consent to the reference to our firm under the heading "Financial Highlights Table(s)" in the Prospectuses and "Independent Auditors" in the Statement of Additional Information.






KPMG LLP
New York, New York
April 22, 2002